AMERICAFIRST QUANTITATIVE FUNDS

Amended Operating Expenses Limitation And Security Agreement, dated October 31, 2016

APPENDIX A

Date: November 1, 2017

	Class A	Class C	Class U	Class I
AmericaFirst Defensive Growth Fund	2.45%	-	2.95%	1.94%
AmericaFirst Income Fund	2.20%	-	2.70%	1.40%
AmericaFirst Tactical Alpha Fund	2.45%	-	2.95%	1.50%
AmericaFirst Quantitative Strategies Fund	1.95%	2.25%	-	1.50%
AmericaFirst Seasonal Rotation Fund	2.45%	-	2.95%	1.50%
AmericaFirst Large Cap Share Buyback Fund	2.45%	-	2.95%	1.50%

AMERICAFIRST QUANTITATIVE FUNDS

By:

/s/Rick Gonsalves

Name: Rick Gonsalves

Title: President

AMERICAFIRST CAPITAL MANAGEMENT, LLC

By:

/s/Rick Gonsalves

Name: Rick Gonsalves

Title: President